Exhibit 99.3g

ANNUAL STATEMENT AS TO COMPLIANCE

OFFICER'S CERTIFICATE

RE: Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2003-PWR2

In accordance with section 3.13 of the Pooling and Servicing Agreement, (the "Agreement") dated September 1, 2003 executed by and between Bear Stearns Commercial Mortgage Securities Inc., (as "Depositor"). Prudential Asset Resources, Inc., (as a "Master Servicer" and "3 Times Square Special Servicer"), Wells Fargo Bank National Association, (as a "Master Servicer"), GMAC Commercial Mortgage Corporation, (as "General Special Servicer"), Wells Fargo Bank Minnesota, National Association, (as "Certificate Administrator' and as "Tax Administrator"), LaSalle Bank National Association, (as "Trustee"), ABN AMRO Bank, N.V., (as "Fiscal Agent") and PRU 3Xsquare, LLC, (as "3 Times Square Non-Pooled Subordinate Noteholder" as authorized officer of the Master Servicer, Wells Fargo Bank National Association, I certify that (i) a review of the activities of such Master Servicer, during the preceding calendar year and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, such Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout such year and (iii) such Master Servicer, has received no notice regarding the qualification, or challenging status, of any REMIC Pool as a REMIC or either Grantor Trust Pool as a Grantor Trust from the IRS or any other governmental agency or body.

Wells Fargo Bank, National Association

"Master Servicer"

David Huebner

David Huebner

Vice President

Wells Fargo Bank National Association

ACI2004- 572